Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1

TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Amendment”) is entered into as of 29 May 2013, by and between INDAP SWEDEN AB, a company organized under the laws of Sweden (the “Seller”), and BAXTER INTERNATIONAL INC., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller and the Purchaser are parties to the Share Purchase Agreement dated 4 December 2012 (the “Purchase Agreement”) and wish to amend the Purchase Agreement as set forth herein; and

WHEREAS, Clause 14.3 of the Purchase Agreement provides that no amendment to the Purchase Agreement shall be effective unless in writing and signed by or on behalf of each of the parties, and the parties desire that this Amendment constitute such a writing.

NOW, THEREFORE, in consideration of the mutual warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Purchase Agreement. The Seller and the Purchaser hereby agree to amend the Purchase Agreement as follows.

1.1. Amendment to Clause 1 of the Purchase Agreement.

Clause 1 of the Purchase Agreement shall be amended by deleting the definition of “Long Stop Date” in its entirety and replacing it with the following:

“‘Long Stop Date’ means 31 August 2013.”

2. No Other Amendments. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Purchase Agreement or any of the documents referred to therein. Whenever the Purchase Agreement is referred to in the Purchase Agreement or in any other agreement, document or instrument, such reference shall be to the Purchase Agreement as amended hereby. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.

3. Further Assurances. Each of the parties hereto agrees to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Amendment.

4. Warranties. Each of the Seller and the Purchaser warrants to the other party that it has the legal right and full power and authority to enter into and perform its duties and obligations under this Amendment.

5. Miscellaneous. The terms of Clauses 14.7 and 14.10 of the Purchase Agreement are incorporated herein by reference.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Share Purchase Agreement to be duly executed as of the day and year first above written.

INDAP SWEDEN AB

By:	/s/ Roger Johnson
Name:	Roger Johnson
Title:	by power of attorney

By:	/s/ Helena Saxon
Name:	Helena Saxon
Title:	Director

BAXTER INTERNATIONAL INC.

By:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	CVP and CFO

Signature Page to Amendment No. 1 to Share Purchase Agreement